Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-117842), Registration Statement on Form S-8 (File No. 333-1100630) and Registration Statements on Form S-4 (File No.’s 333-63052 and 333-117841) of First Industrial, L.P. of our report dated March 30, 2005, except for the restatement described in Note 20 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which date is December 21, 2005, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.
PricewaterhouseCoopers LLP
Chicago, Illinois
December 21, 2005